EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Record Second Quarter 2021 Financial Results

· Record quarterly net sales of $3.42 billion
· Record quarterly gross profit of $1.08 billion driven by strong gross profit margin of 31.7%
· Record quarterly pretax income of $444.1 million and record pretax income margin of 13.0%
· Record quarterly EPS of $5.08
· Increased existing share repurchase program to $1 billion
· Announces increase in estimated sustainable gross profit margin range to 29% to 31%

LOS ANGELES, July 22, 2021 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2021.

(in millions, except tons which are in thousands and per share amounts)

					Sequential Quarter	Six Months Ended June 30,				Year-Over-Year			Year-Over-Year
	Q2 2021		Q1 2021		% Change	2021		2020		% Change	Q2 2020		% Change
Income Statement Data:
Net sales	$3,418.8		$2,838.4		20.4%	$6,257.2		$4,592.2		36.3%		$2,019.3	69.3%
Gross profit[1]	$1,082.2		$953.7		13.5%	$2,035.9		$1,395.4		45.9%		$614.7	76.1%
Gross profit margin[1]	31.7%		33.6%		(1.9)%	32.5%		30.4%		2.1%		30.4%	1.3%
Non-GAAP gross profit margin[1,2]	31.7%		33.6%		(1.9)%	32.5%		31.3%		1.2%		30.4%	1.3%
LIFO (expense) income	$(200.0)		$(100.0)			$(300.0)		$25.0				$5.0
LIFO (expense) income as a % of sales	(5.8)%		(3.5)%		(2.3)%	(4.8)%		0.6%		(5.4)%		0.2%	(6.0)%
Non-GAAP pretax income adjustments[2]	$(1.3)		$(1.9)			$(3.2)		$147.9				$10.4
Pretax income	$444.1		$359.0		23.7%	$803.1		$185.1		333.9%		$102.0	335.4%
Non-GAAP pretax income[2]	$442.8		$357.1		24.0%	$799.9		$333.0		140.2%		$112.4	294.0%
Net income attributable to Reliance	$329.1		$266.9		23.3%	$596.0		$141.9		320.0%		$80.2	310.3%
Diluted EPS	$5.08		$4.12		23.3%	$9.20		$2.15		327.9%		$1.24	309.7%
Non-GAAP diluted EPS[2]	$5.06		$4.10		23.4%	$9.17		$3.84		138.8%		$1.36	272.1%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$101.6		$161.8		(37.2)%	$263.4		$646.5		(59.3)%		$475.7	(78.6)%
Free cash flow[3]	$21.5		$118.1		(81.8)%	$139.6		$550.0		(74.6)%		$434.7	(95.1)%
Net debt-to-total capital[4]	14.0%		14.2%			14.0%		20.4%				20.4%
Net debt-to-EBITDA[2,5]	0.7	x	0.8	x		0.7	x	1.3	x		1.3	x

Capital Allocation Data:
Capital expenditures	$80.1		$43.7			$123.8		$96.5				$41.0
Dividends	$43.8		$44.8			$88.6		$81.8				$39.9
Share repurchases	$24.0		$—			$24.0		$300.0				$—

Key Business Metrics:
Tons sold	1,424.0		1,409.7		1.0%	2,833.7		2,680.6		5.7%		1,211.8	17.5%
Average selling price per ton sold	$2,418		$2,020		19.7%	$2,220		$1,714		29.5%		$1,681	43.8%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Our resilient business model coupled with favorable market conditions drove a second consecutive quarter of record financial performance in the second quarter of 2021,” said Jim Hoffman, Chief Executive Officer of Reliance. “I am inspired by the ongoing operational excellence and performance demonstrated by all of my colleagues within the Reliance Family of Companies. Our managers in the field exhibited tremendous execution and most importantly, maintained their relentless focus on safety.”

Mr. Hoffman continued, “During the second quarter we continued to experience considerable strength in metals pricing, led by multiple mill price increases for carbon and stainless steel products in particular. The favorable pricing environment along with continued strong underlying demand in the majority of the end markets we serve drove record quarterly net sales of $3.42 billion. Our business model, which is strategically highly diversified in terms of our products, end markets and geographies, and focused on small order sizes with quick turnaround, is particularly effective during periods of tight supply and volatile pricing. In addition, despite metal supply constraints, our strong, long-standing relationships with the domestic mills and our unique ability to cross-sell inventory among our Family of Companies allowed us to source the metal we needed to satisfy our valued customers. Through continued pricing discipline by our managers in the field, we generated a strong gross profit margin of 31.7% which, when combined with our record sales, resulted in record quarterly gross profit of $1.08 billion in the second quarter of 2021. Both our record quarterly gross profit and our continued focus on expense control contributed to our second consecutive quarter of record quarterly pre-tax income of $444.1 million. Our quarterly earnings per diluted share of $5.08 were both another record and substantially in excess of our guidance.”

Mr. Hoffman concluded, “Today, we are very pleased to announce we are once again increasing our estimated sustainable gross profit margin range to 29% to 31%. We are confident in our ability to maintain this new higher range on an annual basis as a result of the sustainable impacts the investments we have made in our business are having on our gross profit margins. In an environment characterized by extremely high metal pricing, strong demand from our customers, and limited metal availability, we believe Reliance remains very well positioned to continue supporting the growth and needs of our customers and suppliers, while generating strong earnings and returning value to our stockholders. We remain confident that America is going to need Reliance to rebuild and we will continue to support our colleagues, customers, suppliers and communities in our collective efforts to do so.”

End Market Commentary
Reliance services diverse end markets and provides a wide range of products and processing services, generally in small quantities on a when-needed basis. During the second quarter of 2021, the Company’s tons sold increased 1.0% compared to the first quarter of 2021, in-line with Reliance’s expectations of flat to up 2%. The Company experienced strong demand trends in the majority of its end markets during the second quarter. However, Reliance continues to believe underlying demand is stronger than its second quarter shipment levels reflect due to factors hindering economic activity such as metal supply constraints, labor shortages and other supply chain disruptions experienced by Reliance, its customers and its suppliers.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, continued to improve, with Reliance shipments reaching pre-pandemic levels during the second quarter. Reliance is optimistic that demand for non-residential construction activity in the key areas in which the Company participates will continue to steadily improve through the remainder of 2021 based on healthy backlogs and solid quoting activity, positive customer sentiment and favorable key industry indicators.

Demand for the toll processing services Reliance provides to the automotive market softened slightly from first quarter levels. Nevertheless, the Company believes underlying demand is stronger than its second quarter trends reflect due to the impact of global microchip shortages on production levels in certain automotive markets. Reliance is cautiously optimistic that demand for its toll processing services will improve in the second half of 2021.

Demand in heavy industry for both agricultural and construction equipment improved significantly in the second quarter, with Reliance’s shipments exceeding pre-pandemic levels. Demand for machinery used in manufacturing processes was also strong in the second quarter of 2021. Reliance expects demand in the heavy equipment and manufacturing industries to continue at solid levels through the rest of the year.

Semiconductor demand in the second quarter of 2021 continued to improve from strong levels in the first quarter of 2021. Reliance expects demand will continue to remain strong well into 2022.

Demand in commercial aerospace softened in the second quarter compared to first quarter shipment levels due to increased COVID-19 related shutdowns in Europe. Reliance is cautiously optimistic that demand in commercial aerospace will slowly improve from current levels throughout the remainder of the year. Demand in the military, defense and space portions of Reliance’s aerospace business was also down from the first quarter due to COVID-19 related shutdowns in Europe, but remains solid with strong backlogs, and exceeded Reliance’s pre-pandemic levels. The Company anticipates strong demand continuing in the non-commercial aerospace market in the second half of 2021.

Demand in the energy (oil and natural gas) market improved modestly in the second quarter of 2021. Reliance expects demand to continue to improve at modest levels for this end market in the second half of 2021.

Balance Sheet & Cash Flow
At June 30, 2021, Reliance had total debt outstanding of $1.66 billion with no outstanding borrowings under its $1.5 billion revolving credit facility and a net debt-to-EBITDA ratio of 0.7x. Reliance generated cash flow from operations of $101.6 million during the second quarter of 2021 despite a significant increase in working capital attributable to higher metal prices. The Company also invested $80.1 million in capital expenditures and returned $67.8 million to its stockholders during the second quarter of 2021 through the payment of $43.8 million in dividends and the repurchase of $24.0 million of Reliance common stock.

Stockholder Return Activity
On July 20, 2021, the Board of Directors declared a quarterly cash dividend of $0.6875 per share of common stock, payable on August 27, 2021 to stockholders of record as of August 13, 2021. Reliance has paid regular quarterly dividends for 62 consecutive years without suspension or reduction and has increased the dividend 28 times since its 1994 IPO.

On July 20, 2021, the Board of Directors approved an amendment of Reliance’s share repurchase plan that was set to expire at the end of 2021, increasing the repurchase authorization to $1 billion. Since 2018, Reliance has repurchased approximately $900 million of its common stock at a weighted average cost of $85.52 per share. The Company expects to remain a prudent allocator of capital by maintaining its flexible approach focused on both growth, which remains a top priority, and stockholder return activities, including opportunistic repurchases of its common stock.

Corporate Developments
On June 28, 2021, Reliance announced the retirement of William K. Sales, Jr. effective January 2022. As of July 1, 2021, Mr. Sales transitioned from his role as Executive Vice President, Operations, to Special Advisor. Consistent with the Board’s executive leadership succession plan across all levels of the organization, Reliance also announced the promotions of Sean M. Mollins to Senior Vice President, Operations and Brian Yamaguchi to Vice President, Supplier Development.

Business Outlook
Reliance remains optimistic about business conditions in the current environment with strong underlying demand in the majority of the end markets it serves. However, factors impacting shipment levels in the second quarter of 2021 such as metal supply constraints and supply chain disruptions will continue to persist in the third quarter of 2021. Accordingly, the Company estimates its tons sold will be down 1% to up 1% in the third quarter of 2021 compared to the second quarter of 2021. Reliance expects metal pricing trends to remain strong in the third quarter. As metal prices at the beginning of the third quarter of 2021 are higher than the average for the second quarter of 2021, Reliance estimates its average selling price per ton sold for the third quarter of 2021 will be up 7% to 9%. Based on these expectations, Reliance management currently anticipates non-GAAP earnings per diluted share in the range of $5.55 to $5.75 for the third quarter of 2021.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2021 financial results and business outlook will be held today, July 22, 2021 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13720685. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 5, 2021 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13720685. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2020, Reliance’s average order size was $1,910, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry, end markets, business strategies and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, taxes, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the impact of COVID-19 and changes in worldwide and U.S. economic conditions that materially impact its customers and the demand for its products and services. The extent to which the continuing COVID-19 pandemic may negatively impact the Company’s operations will depend on future developments which are highly uncertain and cannot be predicted, including the duration of the outbreak, any reemergence or mutations of the virus, the actions taken to control the spread of COVID-19 or treat its impact, including the speed and effectiveness of vaccination efforts, and direct and indirect effects of the virus on worldwide and U.S. economic conditions. Deteriorations in economic conditions, as a result of COVID-19 or otherwise, could lead to a further or prolonged decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict the extent of the impact of the COVID-19 pandemic and resulting economic impact, but it could have a material adverse effect on its business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Second Quarter 2021 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q2 2021	Q1 2021	Sequential Quarter Change	Q2 2020	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,156.4	1,145.7	0.9%	987.3	17.1%	25.3%	66.8%
Stainless steel	81.1	80.9	0.2%	67.1	20.9%	18.9%	32.8%
Aluminum	78.4	77.9	0.6%	68.1	15.1%	7.2%	10.2%
Alloy	35.5	34.4	3.2%	29.2	21.6%	11.2%	10.9%

	Sales ($'s in millions; % change)
	Q2 2021	Q1 2021	Sequential Quarter Change	Q2 2020	Year-Over-Year Change
Carbon steel	$2,098.1	$1,659.2	26.5%	$1,073.8	95.4%
Stainless steel	$539.5	$452.9	19.1%	$336.4	60.4%
Aluminum	$498.8	$462.8	7.8%	$393.4	26.8%
Alloy	$134.9	$117.3	15.0%	$99.9	35.0%

Year-to-Date (6 months) 2021 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2021	2020	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	2,302.1	2,170.4	6.1%	48.2%
Stainless steel	162.0	146.3	10.7%	21.0%
Aluminum	156.3	153.5	1.8%	4.3%
Alloy	69.9	74.9	(6.7)%	7.6%

	Sales ($'s in millions; % change)
	2021	2020	Year-Over-Year Change
Carbon steel	$3,757.3	$2,390.0	57.2%
Stainless steel	$992.4	$741.3	33.9%
Aluminum	$961.6	$905.6	6.2%
Alloy	$252.2	$251.3	0.4%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales	$3,418.8	$2,019.3	$6,257.2	$4,592.2

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,336.6	1,404.6	4,221.3	3,196.8
Warehouse, delivery, selling, general and administrative ("SG&A")	563.3	438.5	1,081.8	961.2
Depreciation and amortization	58.5	57.4	115.4	114.4
Impairment of long-lived assets	—	0.2	—	97.9
	2,958.4	1,900.7	5,418.5	4,370.3

Operating income	460.4	118.6	838.7	221.9

Other expense:
Interest expense	15.7	14.6	31.4	31.5
Other expense, net	0.6	2.0	4.2	5.3
Income before income taxes	444.1	102.0	803.1	185.1
Income tax provision	113.9	21.3	204.7	41.5
Net income	330.2	80.7	598.4	143.6
Less: Net income attributable to noncontrolling interests	1.1	0.5	2.4	1.7
Net income attributable to Reliance	$329.1	$80.2	$596.0	$141.9

Earnings per share attributable to Reliance stockholders:
Diluted	$5.08	$1.24	$9.20	$2.15
Basic	$5.17	$1.26	$9.36	$2.18

Shares used in computing earnings per share:
Diluted	64,793	64,582	64,752	65,915
Basic	63,663	63,647	63,654	64,992

Cash dividends per share	$0.6875	$0.6250	$1.3750	$1.2500

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	June 30,	December 31,
	2021	2020*
ASSETS
Current assets:
Cash and cash equivalents	$727.6	$683.5
Accounts receivable, less allowance for credit losses of $24.6 at June 30, 2021 and $19.0 at December 31, 2020	1,492.6	926.3
Inventories	1,644.8	1,420.4
Prepaid expenses and other current assets	79.6	80.5
Income taxes receivable	—	2.1
Total current assets	3,944.6	3,112.8
Property, plant and equipment:
Land	256.4	260.1
Buildings	1,253.1	1,240.0
Machinery and equipment	2,184.8	2,107.8
Accumulated depreciation	(1,897.2)	(1,815.7)
Property, plant and equipment, net	1,797.1	1,792.2

Operating lease right-of-use assets	209.7	204.0
Goodwill	1,936.3	1,935.2
Intangible assets, net	928.9	947.1
Cash surrender value of life insurance policies, net	35.7	43.7
Other assets	77.7	71.8
Total assets	$8,930.0	$8,106.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$473.6	$259.3
Accrued expenses	116.6	88.9
Accrued compensation and retirement costs	198.6	165.8
Accrued insurance costs	42.8	42.0
Current maturities of long-term debt and short-term borrowings	5.3	6.0
Current maturities of operating lease liabilities	50.1	51.0
Income taxes payable	17.9	—
Total current liabilities	904.9	613.0
Long-term debt	1,640.6	1,638.9
Operating lease liabilities	160.6	154.1
Long-term retirement costs	105.4	95.8
Other long-term liabilities	23.3	26.7
Deferred income taxes	456.2	455.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000
Issued and outstanding shares — 63,568 at June 30, 2021 and 63,600 at December 31, 2020	5.7	0.1
Retained earnings	5,700.6	5,193.2
Accumulated other comprehensive loss	(74.6)	(77.9)
Total Reliance stockholders’ equity	5,631.7	5,115.4
Noncontrolling interests	7.3	7.3
Total equity	5,639.0	5,122.7
Total liabilities and equity	$8,930.0	$8,106.8

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2021	2020
Operating activities:
Net income	$598.4	$143.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	115.4	114.4
Impairment of long-lived assets	—	97.9
Provision for credit losses	6.7	7.0
Deferred income tax benefit	(0.2)	(33.3)
Stock-based compensation expense	37.9	18.0
Postretirement benefit plan settlement expense	—	4.8
Other	(1.7)	8.5
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(568.3)	136.0
Inventories	(217.8)	150.5
Prepaid expenses and other assets	32.1	55.5
Accounts payable and other liabilities	260.9	(56.4)
Net cash provided by operating activities	263.4	646.5

Investing activities:
Purchases of property, plant and equipment	(123.8)	(96.5)
Proceeds from sales of property, plant and equipment	26.1	1.7
Other	(0.9)	(1.6)
Net cash used in investing activities	(98.6)	(96.4)

Financing activities:
Net short-term debt repayments	(0.8)	—
Proceeds from long-term debt borrowings	—	770.0
Principal payments on long-term debt	—	(868.0)
Dividends and dividend equivalents paid	(88.6)	(81.8)
Share repurchases	(24.0)	(300.0)
Noncontrolling interest purchased	—	(8.0)
Other	(9.0)	(5.8)
Net cash used in financing activities	(122.4)	(493.6)
Effect of exchange rate changes on cash and cash equivalents	1.7	(8.1)
Increase in cash and cash equivalents	44.1	48.4
Cash and cash equivalents at beginning of year	683.5	174.3
Cash and cash equivalents at end of period	$727.6	$222.7

Supplemental cash flow information:
Interest paid during the period	$30.3	$30.1
Income taxes paid during the period, net	$181.3	$16.1

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

Net Income	Diluted EPS
Three Months Ended	Three Months Ended
June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
2021	2021	2020	2021	2021	2020
Net income attributable to Reliance	$329.1	$266.9	$80.2	$5.08	$4.12	$1.24
Impairment and restructuring charges	—	0.1	5.6	—	—	0.09
Non-recurring settlement charge	—	—	4.8	—	—	0.07
Gains related to sales of non-core assets	(1.3)	(2.0)	—	(0.02)	(0.03)	—
Income tax expense (benefit) related to above items	0.3	0.5	(2.6)	—	0.01	(0.04)
Non-GAAP net income attributable to Reliance	$328.1	$265.5	$88.0	$5.06	$4.10	$1.36

Net Income	Diluted EPS
Six Months Ended	Six Months Ended
June 30,	June 30,	June 30,	June 30,
2021	2020	2021	2020
Net income attributable to Reliance	$596.0	$141.9	$9.20	$2.15
Impairment and restructuring charges	0.1	143.1	—	2.18
Non-recurring settlement charges	—	4.8	—	0.07
Gains related to sales of non-core assets	(3.3)	—	(0.04)	—
Income tax expense (benefit) related to above items	0.8	(37.0)	0.01	(0.56)
Non-GAAP net income attributable to Reliance	$593.6	$252.8	$9.17	$3.84

Three Months Ended	Six Months Ended
June 30,	March 31,	June 30,	June 30,	June 30,
2021	2021	2020	2021	2020
Pretax income	$444.1	$359.0	$102.0	$803.1	$185.1
Impairment and restructuring charges	—	0.1	5.6	0.1	143.1
Non-recurring settlement charges	—	—	4.8	—	4.8
Gains related to sales of non-core assets	(1.3)	(2.0)	—	(3.3)	—
Non-GAAP pretax income	$442.8	$357.1	$112.4	$799.9	$333.0

Three Months Ended	Six Months Ended
June 30,	March 31,	June 30,	June 30,	June 30,
2021	2021	2020	2021	2020
Gross profit - LIFO	$1,082.2	$953.7	$614.7	$2,035.9	$1,395.4
Restructuring charge	—	—	—	—	39.8
Non-GAAP gross profit	1,082.2	953.7	614.7	2,035.9	1,435.2
LIFO expense (income)	200.0	100.0	(5.0)	300.0	(25.0)
Non-GAAP gross profit - FIFO	$1,282.2	$1,053.7	$609.7	$2,335.9	$1,410.2

Gross profit margin - LIFO	31.7%	33.6%	30.4%	32.5%	30.4%
Restructuring charge as a % of sales	—	—	—	—	0.9%
Non-GAAP gross profit margin	31.7%	33.6%	30.4%	32.5%	31.3%
LIFO expense (income) as a % of sales	5.8%	3.5%	(0.2)%	4.8%	(0.6)%
Non-GAAP gross profit margin - FIFO	37.5%	37.1%	30.2%	37.3%	30.7%

June 30,	March 31,	June 30,
2021	2021	2020
Carrying amount of debt	$1,645.9	$1,644.9	$1,491.8
Less: Cash and cash equivalents	727.6	760.3	222.7
Net debt	$918.3	$884.6	$1,269.1

Twelve Months Ended
June 30,	March 31,	June 30,
2021	2021	2020
Net income	$827.2	$577.7	$473.8
Depreciation and amortization	228.3	227.2	225.3
Impairment of long-lived assets	10.1	10.3	97.9
Interest expense	62.8	61.7	68.6
Income taxes	269.0	176.4	139.3
EBITDA	$1,397.4	$1,053.3	$1,004.9

Net debt-to-EBITDA	0.7	x	0.8	x	1.3	x

Reliance Steel & Aluminum Co.'s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include impairment and restructuring charges, mainly related to certain of the Company's energy-related businesses, closure of some of its locations and costs relating to COVID-19 downsizing; a pension settlement charge and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company's gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance's cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
[5] Net debt-to-EBITDA is calculated as total debt (net of cash) divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets for the most recent twelve months.